Sirios Capital Management, L.P.

Code of Ethics

Version: December 2013

Code of Ethics

This is the Code of Ethics of Sirios Capital Management, L.P.  (the “Firm”).  In addition to this Code, the Firm has a Statement Against Insider Trading (the “Insider Trading Policy”).

Things You Need to Know to Use This Code

            1.         Terms in boldface type have special meanings as used in this Code.  To understand this Code, you need to read the definitions of these terms.  The definitions are set forth in Appendix A at the end of this Code.

2.         This Code applies to all employees (including partners, officers, temporary employees, independent contractors and other persons providing advice on behalf of the Firm who are subject to the supervision and control of the Firm).  It also applies to directors of funds not registered under the Investment Company Act of 1940 (“1940 Act”), with the exception of independent directors (as determined by the Firm), to which the Firm or any affiliate serves as investment adviser or equivalent. Unless otherwise required by the context, the term “employee” or “employee of the Firm” is used in this Code to refer to all of the above individuals. Part II of the Code applies to Advisory Persons in addition to employees of the firm.  When an Advisory Person is not already covered by the Code as an employee of the firm, the Adviser is responsible for promptly notifying and providing a copy of the Code to the individual when s/he becomes an Advisory Person.

This Code has three sections (Parts I-III).  There are also five Reporting Forms, copies of which are available from the Compliance Officer:

Form A – Initial Acknowledgment and Certification

Form B – Initial Holdings Report

Form C – Annual Holdings Report

Form D – Quarterly Transaction Report

Form E – Preclearance Request Form

            3.         The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However, (i) the Firm expects that waivers will be granted only in rare instances and (ii) some provisions of this Code will never be waived.

General Principles

The Firm is a fiduciary for its investment advisory clients, including the investors in our funds.  Because of this fiduciary relationship, it is generally improper for the Firm or its employees to:

use for their own benefit (or the benefit of anyone other than the client) information about the Firm’s trading or recommendations for client accounts; or

take advantage of investment opportunities that would otherwise be available for the Firm’s clients.

Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its employees or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

The Firm expects all employees to comply with the spirit of this Code, as well as the specific rules contained in this Code.  The Firm also expects that all employees will comply with applicable Federal Securities Laws and the Firm’s Insider Trading Policy. The Code is designed to comply with Rule 17j-1 under the Company Act and Rule 204A-1 under the Investment Advisers Act of 1940.

The Firm treats violations of this Code (including violations of the spirit of this Code) very seriously.  If you violate either the letter or the spirit of this Code, the Firm may impose penalties or fines, reduce your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or report you to the proper authorities.

The Firm permits its employees to engage in personal securities transactions only in compliance with the terms and conditions of this Code.  Improper trading activity can constitute a violation of this Code.  You can also violate this Code by failing to file required reports in a timely manner, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code or the Firm’s Insider Trading Policy requires or permits, you should ask the Compliance Officer.  Do not just guess at the answer.

Competing with Client Trades

  No employee of the Firm may, directly or indirectly, purchase or sell securities if the person knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for a client, or otherwise personally act to injure a client’s securities transactions.

Personal Use of Client Trading Knowledge

No employee of the Firm may use any knowledge about securities purchased or sold by a client or securities being considered for purchase or sale by a client to profit personally, directly or indirectly, by the market effect of such transactions.

Disclosure of Client Trading Knowledge

No employee of the Firm may, directly or indirectly, communicate to any person who is not an employee of the Firm any non-public information relating to a client including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of a client, except to the extent necessary to effectuate securities transactions on behalf of the client or to otherwise service the client.  Further limitations may apply with respect to disclosure of a Registered Fund’s holdings, so you should ask the Compliance Officer before doing so.

Gifts to or from Brokers or Clients

No employee may accept or receive on his or her own behalf or on behalf of the Firm any gift or other accommodation, including tickets to events and meals, from a vendor, broker, securities salesman, client or prospective client, or governmental or quasi-governmental official (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of such employee’s responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position.  This prohibition applies equally to gifts to members of the Family/Household of Firm employees

Gifts.  No employee may give on his or her own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  In no event should any employee accept or give any gift to or from any single business contact that exceeds a value of $100 without receiving prior written approval from the Compliance Officer.

Entertainment.  These policies are not intended to prohibit normal business entertainment.  A reasonably priced meal or entertainment (e.g., a sporting or theater event) may be accepted only if a representative of the hosting firm is present at the meal or event.  Although the $100 pre-clearance policy referenced above applies only to gifts (and not entertainment where the business contact is present), extravagant or excessive entertainment is not permitted.  You should consult with the Compliance Officer if you are unsure whether something is permitted business entertainment under this policy.

In addition, no employee is permitted to accept any entertainment or gift if the employee knows or has reason to know that the person providing the entertainment or gift is violating a policy, rule or regulation applicable to that person.

Services Outside of the Firm

To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as employees, officers, trustees, executors, custodians, members of the board of directors (or other similar body), or in any other fiduciary position of any entity, irrespective of whether compensation is paid, except with the advance written approval of the Firm.  In addition, the Firm prohibits all its employees from serving as consultants or providing investment advisory services (irrespective of whether compensation is paid) outside of their relationship with the Firm, except with the advance written approval of the Firm.

Approval must be obtained through the Compliance Officer, and will ordinarily require consideration by senior officers of the Firm.  The Firm can deny approval for any reason.  This prohibition does not apply to service as an employee, officer or board member of any affiliate of the Firm.  If such approval were granted, the Firm would implement appropriate safeguards to address any potential conflicts that may arise.  Any employee serving as a director or fiduciary of another company should be particularly mindful of his responsibility to the Firm and to the other company.

Political Activities and Contributions: This Applies to All Employees

Employees are encouraged to exercise their responsibility to vote and take an active interest in the issues of their communities.  However, employees must not display political symbols, distribute political literature, engage in fundraising or campaigning, gather signatures on a petition, or otherwise engage in political activity at the Firm’s facilities or functions or using the Firm’s time or resources.  Employees should not use envelopes or stationery printed with the Firm’s name or address for political correspondence.

Employees should not make any political contributions for the purpose of obtaining or retaining the Firm’s engagement as an investment adviser to a government entity.   The Firm has established separate policies limiting political contributions to any person who may influence the selection or retention of an investment adviser by a government entity.  Employees should review these policies carefully and ensure that they comply at all times.

Working Together to Prevent Violations

Adherence to this Code and the Firm’s Insider Trading Policy requires constant attention.  If you become aware of any situation that may possibly result in a violation of this Code or an insider trading violation, you should immediately report the situation to the Compliance Officer.  Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by employees.  Your suggestions for improving these procedures are always welcome and may contribute in a critical way to the effectiveness of this Code.

Initial Acknowledgement and Certification

No later than 10 days after you become an employee of the Firm, you must file with the Compliance Officer an Initial Acknowledgement and Certification on Form A (copies of all reporting forms are available from the Compliance Officer).

Form A requires you to certify that (i) you have received, read and understand this Code and the Firm’s Insider Trading Policy, (ii) you understand that this Code and the Firm’s Insider Trading Policy apply to you and members of your Family/Household, and (iii) you will comply with all the requirements of this Code that are applicable to you and all the requirements of the Firm’s Insider Trading Policy.

Reporting Requirements

Explanatory Note:  One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions.  For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you.  To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Advisory Person, Covered Security, Family/Household and Beneficial Ownership in Appendix A at the end of this Code.

Also:  You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

All reports and documentation listed below as being required to be submitted with the Compliance Officer must, if you are the Compliance Officer, be submitted instead to the Managing Director.

Initial Holdings Reports.  No later than 10 days after you become an employee or Advisory Person of the Firm, you must file with the Compliance Officer an Initial Holdings Report on Form B.

Form B requires you to list:

all Covered Securities in which you (or members of your Family/Household) have Beneficial Ownership.  This information must be provided as of a date that is no more than 45 days prior to the date on which you became an employee of the Firm;

all custodians, brokers, dealers and banks where you maintain an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of you or a member of your Family/Household.  This information must current as of a date within 45 days of when you became an employee of the Firm;

all companies (other than the Firm and its affiliates) for which you serve as a consultant, employee, officer, trustee, executor, custodian, member of the board of directors (or other similar body), or in any other fiduciary position (irrespective of whether compensation is paid).  This information must be provided as of the date on which you became an employee of the Firm; and

the date on which you submit the report to the Compliance Officer.

Annual Holdings Reports.  No later than February 15th of each year, you must file with the Compliance Officer an Annual Holdings Report on Form C.

Form C requires you to list:

all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of January 1st of that year;

all custodians, brokers, dealers and banks where you or a member of your Family/Household maintain an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of you or a member of your Family/Household on January 1st of that year;

all companies (other than the Firm and its affiliates) for which you serve as a consultant, employee, officer, trustee, executor, custodian, member of the board of directors (or other similar body), or in any other fiduciary position (irrespective of whether compensation is paid) as of January 1st of that year; and

the date on which you submit the report to the Compliance Officer.

Form C also requires you to certify that (i) you have received, read and understand this Code and the Firm’s Insider Trading Policy, (ii) you understand that this Code and the Firm’s Insider Trading Policy apply to you and members of your Family/Household, and (iii) you will comply with all the requirements of this Code that are applicable to you and all the requirements of the Firm’s Insider Trading Policy.

Duplicate Confirmation Statements.  If you or any member of your Family/Household has a securities account in which you (or members of your Family/Household) hold Covered Securities with any custodian, broker, dealer or bank, you must direct that custodian, broker, dealer or bank to send, directly to the Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements and all periodic (e.g. quarterly) account statements relating to that account.  The transactions reported on the confirmation and account statements will be reviewed periodically and compared against your preclearance forms (discussed below in Section II.B.4).  These statements permit the Firm to ensure the effectiveness of its compliance efforts.  You must notify the Compliance Officer promptly if you open any new securities account or move an existing securities account to a different custodian, broker, dealer or bank.

4.         Quarterly Transaction Reports.  In the event your duplicate confirmation statements are provided less frequently than quarterly or later than 30 days after the end of the calendar quarter, you must file with the Compliance Officera Quarterly Transaction Report on Form Dnot later than 30 days after the end of each calendar quarter.

You need notfile a Quarterly Transaction Report with respect to any calendar quarter if the reported information would duplicate information contained in a confirmation or account statement submitted in accordance with Section 3 “Duplicate Confirmation Statements” above, provided such information is furnished within 30 calendar days after the end of the calendar quarter.

Transaction Restrictions

General Prohibition on Personal Trading.  You and members of your Family/Household are generally prohibited from engaging in any transaction in any Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, except as set forth below.

Sale of Pre-Existing Positions.  You or any member of yourFamily/Household may sell a security in which you or a member of your Family/Household holds a pre-existing position provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

Permitted Transactions in Certain Covered Securities.  You or any member of yourFamily/Household may buy or sell one of the following securities provided that you obtain written preclearance for such transaction from the Compliance Officer as described below.

investments in pooled investment vehicles (e.g., venture funds, hedge funds, private equity funds) organized as limited partnerships or limited liability companies;

registered investment companies advised by the Firm

            Note:  investments made in or as part of an “investment club” are not permitted by this section or under this Code generally.

Other Permitted Long Transactions.  The following categories of long transactions are permitted without preclearance; provided, however, that you must obtain written preclearance prior to effecting short transactions with respect to the following:

Transactions in securities that are not Covered Securities.

Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

Transactions in Covered Securities pursuant to an automatic investment plan, provided that such plan was approved by the Firm.

Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

Preclearance.  Preclearance may be requested on Form E.  Once obtained, preclearance is valid only for the day on which it is granted.  Accordingly, you may not place any “good until cancelled,” “limit” or “stop” order that does not expire on the day on which preclearance is granted.  The Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction.  The Compliance Officer may deny or revoke preclearance for any reason.

Initial Public Offerings and Private Placements.  Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in an initial public offering or a private placement except with the specific, advance written approval of the Compliance Officer, which the Compliance Officer may deny for any reason.  It is not anticipated that the Compliance Officer will grant any exceptions for investments in initial public offerings unless (a) the offering is part of the “demutualization” or similar transaction of a mutual bank, insurance company or similar issuer and your ability to participate is the direct result of your ownership of insurance policies or deposits issued or maintained by the issuer (provided that such policies or deposits were purchased or made reasonably in advance of the public announcement of such demutualization or similar transaction), and (b) the allocation of shares available for acquisition by you is based on your ownership of these policies or deposits.

Security Held or To Be Acquired by Registered Fund.  The Company Act imposes additional conditions on employees in light of the Firm’s role as sub-adviser to one or more Registered Funds, including that employees shall not, in connection with the purchase or sale, directly or indirectly, in respect of any “security held or to be acquired” by a Registered Fund: (1) employ any device, scheme or artifice to defraud the client; (2) make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or (4) engage in any manipulative practice with respect to the client. For purposes of the above prohibitions, a “security held or to be acquired” by a Registered Fund means (i) any Covered Security (or any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security) that, within the most recent 15 days, is or has been held by the Registered Fund or is being or has been considered by the Registered Fund or the Firm for purchase by the Registered Fund.

Accordingly, it is not anticipated that the Compliance Officer will grant preclearance for you or any member of your Family/Household to acquire any Beneficial Ownership in any Covered Security that, to the best knowledge of the Firm, within the most recent 7 days, is or has been held by a Registered Fund or is being or has been considered by a Registered Fund or the Firm for purchase by the Registered Fund.

Prohibition on Short-Term Trading.  In addition to the restrictions on transactions in certain Covered Securities, neither you nor any member of your Family/Household may engage in any Short-Term Trading in any security, even if the security is not a Covered Security except for transactions in cash equivalents, including money market mutual funds, instruments held in bank or brokerage money market accounts and short-term fixed income instruments.

Transactions With or Involving Firm Clients.   Neither you nor any member of your Family/Household may directly or indirectly sell to or purchase from a Firm client any security or other property (other than investments in the interests or shares of the Firm’s private investment funds).  In addition, you and members of your Family/Household must refrain from knowingly engaging in any transaction (1) to which a Firm client is a party or (2) that affects the interests of a Firm client.

Confidentiality

All information obtained from any employee of the Firm under this Code normally will be kept in strict confidence by the Firm, except that reports of transactions and other information obtained under this Code may be made available to the Securities and Exchange Commission or any other regulatory or self‑regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of the Firm in light of all the circumstances.  In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected Firm clients.

Disclaimer of Beneficial Ownership

Any report you submit in accordance with this Code may contain a statement that the report will not be construed as an admission by you that you (or any member of your Family/Household) have any direct or indirect Beneficial Ownership in any Covered Security to which the report relates.  The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this Code.

Notice of Code and Approval of Amendments

The Compliance Officer shall provide all employees with a copy of this Code (and all amendments).  The Compliance Officer shall ensure that any material amendment of the Code is approved by the board of each Registered Fund no later than six months after adoption.

Review of Reports

The Compliance Officer will review the information to be compiled under this Code in accordance with such review procedures as the Compliance Officer may from time to time determine to be appropriate in light of the purposes of this Code.  The Alternate Compliance Officer will perform such review with respect to information provided by the Compliance Officer.

Waivers

The Compliance Officer may grant a written waiver from any of the substantive provisions of this Code if the Compliance Officer determines that the waiver (1) is justified to avoid undue hardship to the affected employee, (2) would not lead to any of the abuses or potential abuses that this Code is designed to prevent, and (3) would not violate any Federal Securities Laws.  Employees of the Firm should not expect waivers to be routinely granted and are discouraged from seeking waivers except in unusual circumstances.

Sanctions

Any violation of this Code will result in the imposition of such sanctions as the Firm may deem appropriate under the circumstances.  Sanctions include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of penalties, fines, cut in compensation, suspension, demotion, termination of employment or referral to civil or criminal authorities.

Review and Certification of Code

The Chief Compliance Officer will review the Code at least annually to determine the adequacy and effectiveness of its implementation. The review will address issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations.

In respect of any Registered Fund, the Chief Compliance Officer will furnish at least annually a written report to the Registered Fund‘s board of directors (i) describing any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and (ii) certifying that the Firm has adopted procedures reasonably necessary to prevent employees from violating the Code.

Recordkeeping Requirements

The Firm will maintain and preserve:

A copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

A record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of this violation for a period of five years following the end of the fiscal year in which the violation occurs;

A copy of each report (or computer printout), including initial employee certifications, initial and annual holdings reports, brokerage statements, and quarterly transaction reports, submitted under this Code for a period of five years;

A list of all persons who are (or within the past five years were) required to make or required to review reports pursuant to this (or any prior) Code;

A copy of each report and certification required by Section III.G of this Code for a period of five years following the end of the fiscal year in which they were made; and

A written record of any decision, and the reasons supporting any decision, to approve the purchase by any employee of any security in an initial public offering or in a private placement.  Each record must be maintained for a period of five years following the end of the fiscal year in which the approval is granted.
Appendix A

Definitions

            These terms have special meanings in this Code:

Advisory Person

Beneficial Ownership

Compliance Officer

Covered Security

Family/Household

Federal Securities Laws

Registered Fund

Short-Term Trading

The special meanings of these terms as used in this Code are explained below.  Some of these terms (such as Beneficial Ownership) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings.  For example, Beneficial Ownership has a different meaning in this Code than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file Forms 13D or 13G with the SEC.

IMPORTANT:  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Compliance Officer.  Do not just guess at the answer.

Advisory Person mean an individual who (i) obtains information regarding investment recommendations in Covered Securities made to a Registered Fund, AND (ii) either is a natural person in a control relationship with the Adviser, or is a director, officer, general partner or employee of the Adviser or a company in a control relationship to the Adviser who obtains such information in connection with his or her regular duties.

Alternate Compliance Officer has the meaning set forth below under “Compliance Officer.”

Beneficial Ownershipmeans any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  Beneficial Ownership is a very broad concept.  Some examples of forms of Beneficial Ownership include:

Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.  (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership.  This is because, unless the arrangement is a “blind trust,” the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

Securities in a person’s individual retirement account.

Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

Securities owned by a trust of which the person is either a trustee or a beneficiary.

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code.  You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Any report submitted by an employee in accordance with this Code may contain a statement that the report will not be construed as an admission by you that you (or a member of your Family/Household) have any Beneficial Ownership in any security to which the report relates.  The existence of any report will not by itself be construed as an admission that any event reported thereon constitutes a violation of this Code.

Compliance Officermeans the person designated by the Firm to perform the functions of Compliance Officer or another person that the Firm designates to perform the functions of Compliance Officer when he is not available.  As of the date of this Code, the Firm has designated Jeff Kimmel as the Compliance Officer.  For purposes of reviewing the Compliance Officer’s own transactions and reports under this Code, the functions of the Compliance Officer are performed by the Alternate Compliance Officer, who shall also serve as the Compliance Officer in the absence of the Compliance Officer.  As of the date of this Code, the Alternate Compliance Officer is John F. Brennan, Jr.

Covered Securitymeans anything that is considered a “security” under the Investment Advisers Act of 1940.  This is a very broad definition of security that includes:

            Things you would ordinarily think of as “securities,” such as:

common stocks and preferred stocks;

bonds; and

exchange-traded options.

            Things that you might not ordinarily think of as “securities,” such as:

options on securities, on indexes and on currencies;

warrants, futures and commodities;

investments in all kinds of limited partnerships and limited liability companies;

investments in foreign unit trusts and foreign mutual funds;

investments in private investment funds, hedge funds and investment clubs; and

for purposes of this Code, currencies.

EXCEPT that Covered Security for purposes of this Code does not include:

shares of U.S. registered open-end investment companies (mutual funds), including open-end exchange-traded funds, other than mutual funds that are advised or sub-advised by the Firm, if any (i.e., Registered Funds)

direct obligations of the U.S. Government

Bankers’ acceptances, bank certificates of deposit

commercial paper

high quality short-term debt obligations

repurchase agreements

other money market instruments

municipal obligations and securities issued by agencies and instrumentalities of the U.S. Government

Explanatory Note:  Shares of open-end investment companies advised or sub-advised by the Firm, if any, and shares of investment companies or exchange traded funds that are organized as closed-end funds are Covered Securities.

            If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Compliance Officer.

Members of your Family/Household include:

Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

Your children under the age of 18.

Your children who are 18 or older, only if they live in the same household as you or you contribute materially to their support.

Any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Explanatory Note: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person’s support.  Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Federal Securities Laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or the Department of Treasury.

Managing Director means John F. Brennan, Jr.

Short-Term Trading means a purchase and sale transaction (or a short sale and cover transaction) in the same security, within a period of three months.  The amount of any such purchase and sale transaction (or a short sale and cover transaction) need not fully offset.

Registered Fundmeans a fund advised or sub-advised by the Firm that is registered as an investment company under the Investment Company Act of 1940.

Under the Investment Advisers Act of 1940, “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.